PARTIAL SETTLEMENT AGREEMENT
                           ($950,000 NOTE CLAIM ONLY)


     This Partial Settlement Agreement ("Agreement") is entered into on March 30, 1999 by and between American Industries, Inc., an Oregon corporation ("American") and Imaging Technologies Corporation, a Delaware corporation ("ITEC").

                                   RECITATIONS

1. On or about September 17, 1998, for value received, ITEC executed in favor of American a non-convertible, subordinated promissory note dated as of September 17, 1998 in the principal amount of Nine Hundred Fifty Thousand Dollars ($950,000) (the "Note"). A copy of the Note is attached hereto as Exhibit A and by reference incorporated herein.
2. The Note currently remains unpaid and outstanding in the full principal amount plus accumulated interest.
3. As a result of negotiations between ITEC and American, ITEC and American desire to allow American to surrender the Note in exchange for issuance of shares of common stock as provided in this Agreement and to resolve all disputes relating to the Note while preserving remaining disputes between ITEC and American.

                              OPERATIVE PROVISIONS

4. Within five (5) business days following execution of this Agreement, concurrent with the acts required of American specified in paragraph 5, below, ITEC shall issue to American Two Million (2,000,000) shares of ITEC fully paid and nonassessable common stock, valued by the company at $0.50 per share (the "Shares").

5. Concurrent with the issuance of shares as specified in paragraph 4, above, American shall mark the Note "canceled", and shall surrender the original Note to ITEC. If the original Note is lost, destroyed, mutilated or otherwise incapable of being surrendered to ITEC, American, in lieu of

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delivering  the  original  Note,  shall  deliver  to ITEC at such  time its lost security affidavit and indemnity agreement in form reasonably satisfactory to ITEC.

6. Within ten (10) working days after the date of this Agreement, ITEC shall include the Shares in an S3 registration statement with the United States Securities and Exchange Commission.
7. Except for the rights reserved in this Agreement, American, for itself and for its officers, directors, shareholders, agents and all other persons or entities, releases ITEC, its officers, directors, shareholders, agents and all other persons or entities from the Released Claim set forth in subparagraph 7a, below, without affecting or releasing any of the Reserved Claims set forth in paragraph 8b, below.
     a. The term "Released Claim" means any claim, cause of demand or action, liquidated or unliquidated, known or unknown, arising out of or relating to the Note.
     b. The term "Reserved Claims" shall mean all claims of American against ITEC except for the Released Claims.
8. If suit, action or other proceeding, including, without limitation, any arbitration or bankruptcy proceeding, shall be necessary to enforce or interpret any provision in this Agreement, the prevailing party in such proceeding shall be entitled to recover, in addition to such other sums and relief as the court or tribunal shall award, such party's reasonable attorneys' fees at trial and on any appeal therefrom.
9. This Agreement shall be governed in all respects by, and construed in accordance with, the internal laws of Oregon, without regard to principles of conflicts of law. Each party hereby submits to the exclusive jurisdiction of the state and federal court sitting in Multnomah County, Oregon for the adjudication of any dispute or controversy, or for the perfection or exercise of any right or remedy, in connection herewith, and hereby waives, and agrees not to assert in

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any such suit, action or proceeding, any claim that such party is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought an inconvenient forum or that the venue of such suit, action or proceeding is improper. 10. American and ITEC each acknowledge that the settlement memorialized in this Agreement is the result of settlement negotiations in which each party was represented by counsel, and that each party enters into this Agreement following discussions with such party's counsel.

AMERICAN INDUSTRIES, INC.            IMAGING TECHNOLOGIES CORPORATION

By:                                  By:
   -------------------------            ----------------------------------
Title:   President                   Title: